                                                                    Exhibit 99.3
                                AMENDMENT NO. 2
                                       TO
                                RIGHTS AGREEMENT

          Amendment No. 2, dated as of February 22, 1999 (the "Amendment"), to the Rights Agreement, dated as of October 19, 1990 and amended as of June 28, 1995, (as amended to date, the "Rights Agreement"), between Apogee Enterprises, Inc., a Minnesota corporation (the "Company"), and American Stock Transfer & Trust Company (f/k/a American Stock Transfer Company), a New York corporation (the "Rights Agent").

                                  WITNESSETH:

          WHEREAS, the Company and the Rights Agent entered into the Rights Agreement; and

          WHEREAS, on October 9, 1998, the Board of Directors of the Company, in accordance with Section 27 of the Rights Agreement, determined it desirable and in the best interests of the Company and its shareholders to supplement and amend certain provisions of the Rights Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          Section 1. Amendment to Section 1. The following definitions appearing in Section 1 of the Rights Agreement are hereby amended to read in their entirety as follows:

          "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares (as such term is hereinafter defined) of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or
     (iv) any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing:

               (x) no Person shall become an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the

               Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person; and

               (y) if a majority of the Continuing Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person has become such inadvertently (including, without limitation, because (i) such Person was unaware that he or it was the Beneficial Owner of a percentage of Common Shares that would otherwise cause such person to be an Acquiring Person or (ii) such Person was aware of the extent to which he or its is the Beneficial Owner of Common Shares but had no actual knowledge of the consequences of being such a Beneficial Owner under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person, after being advised of such determination and within a period of time set by a majority of the Continuing Directors, divest himself or itself of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to be or to have become and Acquiring Person for any purposes of this Agreement; and during any period of time (1) prior to the time the Continuing Directors shall have become aware that such Person had become an Acquiring Person (but for the provisions of this subsection (y)); (2) during which the Continuing Directors are making the determination called for under this subsection (y), and (3) during which such Person is divesting himself or itself of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, such Person shall not be deemed to be or to have become an Acquiring Person for any purpose under this Agreement."

          "(b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement. Notwithstanding anything in this definition of Affiliate or Associate to the contrary, no trustee or other person holding Common Shares for or pursuant to the terms of any employee benefit plan shall be deemed an Affiliate or Associate of any employee benefit plan, respectively, because of the trustee's, beneficiary's or other Person's position, capacity, power or action as a trustee, beneficiary of the holder of Common Shares for or pursuant to the terms of any employee benefit plan of the Company or of any subsidiary of the Company, and no such employee benefit plan shall be deemed an Affiliate or Associate of such trustee, beneficiary or other Person (or of any Affiliate or Associate of such trustee or other Person) because of such trustee's, beneficiary's or other Person's capacity, power or action as a trustee, beneficiary or holder of Common Shares for or pursuant to the terms of such employee benefit plan."

          "(c) [Deleted Intentionally.]"

          "(d) [Deleted Intentionally.]"

          "(e) [Deleted Intentionally.]"

          "(f) [Deleted Intentionally.]"

          "(l) [Deleted Intentionally.]"

          Section 2.  Amendment to Section 1(g).  The last two paragraphs of
Section 1(g) of the Rights Agreement are hereby deleted in their entirety.

          Section 3. Amendment to Section 3(c). The first sentence of the legend set forth in Section 3(c) is hereby amended by inserting after the words, "October 19, 1990," the words, "and amended as of June 28, 1995 and February 22, 1999."

          Section 4. Amendments to Section 7 . Section 7(a) of the Rights Agreement is hereby amended to delete the words, "October 19, 2000" in clause
(i) thereof and replace such words with "October 9, 2008." Section 7(b) of the Rights Agreement is hereby amended to delete the phrase, "shall initially be $70.00 (Seventy Dollars)" with the phrase, "shall be $50.00 (Fifty Dollars)."

          Section 5. Amendment to Section 23. The first sentence of Section 23(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "Subject to the provisions of Section 27, the Board of Directors of the Company may, at its option, at any time prior to the earlier of
          (i) the Close of Business on the twentieth day after the Share Acquisition Date (or, if the twentieth day following such Share Acquisition Date occurs before the record Date, the Close of Business on the Record Date) or (ii) the final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"); provided, however, the Board of Directors of the Company shall not be entitled to so redeem the Rights for a period of 90 days after the time at which any person first becomes an Acquiring Person if a majority of the members of the Board of Directors then serving are not Continuing Directors."

          Section 6. Amendment to Form of Right Certificate. The first page of the Form of Right Certificate to purchase Preferred Shares set forth in Exhibit B attached to the Rights Agreement is hereby amended to read in its entirety as set forth in the attachment hereto.

          Section 7. Amendment to Summary of Rights. The form of Summary of Rights to purchase Preferred Shares set forth in Exhibit C attached to the Rights Agreement is hereby amended to read in its entirety as set forth in the attachment hereto.

          Section 8. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

          Section 9. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                            APOGEE ENTERPRISES, INC.
Attest:


By: /s/ Martha L. Richards                  By: /s/ Russell Huffer
    ------------------------------------        ------------------------------
    Title: Secretary and General Counsel        Title: Chief Executive
    Officer and President


                                            AMERICAN STOCK TRANSFER & TRUST
                                            COMPANY F/K/A AMERICAN STOCK
                                            TRANSFER COMPANY
Attest:


By: /s/ Geraldine M. Zarbo                  By: /s/ Herbert Lemmer
    ------------------------------------        ------------------------------
    Title: Vice President                       Title: Vice  President

                                                                       Exhibit B


                           FORM OF RIGHT CERTIFICATE

Certificate No. R-                                      _______________ Rights


NOT EXERCISABLE AFTER OCTOBER 9, 2008 OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.01 PER RIGHT (SUBJECT TO ADJUSTMENT) AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS BENEFICIALLY OWNED BY A PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND SUBSEQUENT HOLDERS OF SUCH RIGHTS MAY BECOME NULL AND VOID.

                               RIGHT CERTIFICATE

                            APOGEE ENTERPRISES, INC.

          This certifies that _________________________________, or registered assigns, is the registered owner of the number of rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of October 19, 1990, and as amended as of June 28, 1995 and as of February 22, 1999 (as amended, the "Rights Agreement"), between Apogee Enterprises, Inc., a Minnesota corporation (the "Company"), and American Stock Transfer & Trust Company (f/k/a American Stock Transfer Company), a New York corporation (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., Minneapolis, Minnesota time, on October 9, 2008, at the office or offices of the Rights Agent designated for such purpose, or of its successor as Rights Agent, one one-hundredth of a fully paid nonassessable share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of the Company, at a purchase price of $50.00 (the "Purchase Price"), upon presentation and surrender of this right Certificate with the form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of October 9, 1998, based on the Preferred Shares as constituted at such date. As provided in the Rights Agreement, the Purchase Price and the number of one one-hundredths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

                                                                       Exhibit C


                            APOGEE ENTERPRISES, INC.

                         SUMMARY OF RIGHTS TO PURCHASE

                                PREFERRED SHARES

     On October 19, 1990, the Board of Directors of Apogee Enterprises, Inc. (the "Company"), declared a dividend of one preferred share purchase right (a "Right") per share for each outstanding share of Common Stock, par value $33 1/3 (the "Common Shares"), of the Company. The dividend was payable on November 6, 1990 (the "Record Date") to shareholders of record on that date.

     Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 (the "Preferred Shares"), of the Company at a price of $50.00 per one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of October 19, 1990, as amended by Amendment No. 1, dated as of June 28,1995, and Amendment No. 2, dated as of February 22, 1999, between the Company and American Stock Transfer & Trust Company (formerly known as American Stock Transfer Company), as Rights Agent (the "Rights Agent").

     Initially, the Rights will attach to all certificates representing Common Shares then outstanding and no separate Right Certificates will be distributed. The Rights will separate from the Common Shares, and a Distribution Date for the Rights will occur upon the earlier of:

          (i) the close of business on the twentieth day following a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (i.e., has become, subject to certain exceptions, the beneficial owner of 10% or more of the outstanding Common Shares);

          (ii) the close of business on the twentieth day following the commencement or public announcement of a tender offer or exchange offer, the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 10% or more of the outstanding Common Shares (or such later date as may be determined by the Board of Directors of the Company prior to a person or group of affiliated or associated persons becoming an Acquiring Person).

A Person will not be an Acquiring Person if the Continuing Directors of the company determine that such Person became an Acquiring Person inadvertently and such Person divests itself, within a reasonable period of time as determined by the Continuing Directors, of a sufficient number of Common Shares so that such Person is no longer an Acquiring Person.

Until the Distribution Date,

          (i) the Rights will be evidenced by the Common Share certificates and will be transferred with and only with the Common Shares,

          (ii) new Common Share certificates issued after the Record Date upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference, and

          (iii) the surrender for transfer of any Common Share certificate, even without such notation or a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

As promptly as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on October 9, 2008, unless extended or earlier redeemed or exchanged by the Company as described below.

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

          (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares,

          (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the then current market price of the Preferred Shares, or

          (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those described in clause (ii) of this paragraph).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fraction of a Preferred Share will be issued (other than fractional shares which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) if in lieu thereof, a payment in cash is made based on the closing price (prorated for the fraction) of the Preferred Shares on the last trading date prior to the date of exercise.

     The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

     Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

     In the event that:

          (i) any person or group of affiliated or associated persons becomes an Acquiring Person (unless such person first becomes an Acquiring Person pursuant to a tender offer or an exchange offer for all outstanding Common Shares at a price and on terms determined by the Board of Directors of the Company (prior to any change in control of the Board of Directors) to be fair to shareholders and otherwise in the best interests of the Company and its shareholders and which the Board of Directors recommends to the shareholders) or

          (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company or a subsidiary of the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and certain transferees thereof (which will thereafter be void), will thereafter have the right, exercisable following the expiration of the Company's right to redeem the

     Rights, to receive upon exercise thereof at the then current exercise price of the Right that number of Common Shares having a market value of two times the exercise price of the Right, subject to certain possible adjustments.

     In the event that the Company is acquired in certain mergers or other business combination transactions (other than a transaction for at least the same per-share consideration with a person who acquired Common Shares through a tender offer or exchange offer for all outstanding Common Shares approved by the Board of Directors of the Company in accordance with the preceding paragraph or any wholly owned subsidiary of such person) or 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) are sold after the Distribution Date or within twenty days prior thereto, each holder of a Right (other than Rights which have become void under the terms of the Rights Agreement) will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of Common Shares of the acquiring company (or, in certain cases, one of its affiliates) having a market value of two times the exercise price of the Right.

     In certain events specified in the Rights Agreement, the Company is permitted to temporarily suspend the exercisability of the Rights.

     At any time after a person or group of affiliated or associated persons becomes an Acquiring Person (subject to certain exceptions), and prior to the acquisition by a person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may (if there has been no change in control of the Board of Directors) exchange all or part of the Rights (other than Rights which have become void under the terms of the Rights Agreement) for Common Shares at an exchange ratio per Right equal to the result obtained by dividing the exercise price of a Right by the current per share market price of the Common Shares, subject to adjustment.

     At any time prior to the close of business on the twentieth day after a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price"), payable in cash, Common Shares or any other form of consideration deemed appropriate by the Board of Directors; provided, however, that such redemption may not occur for the ninety-day period after any person becomes an Acquiring Person if there has been a change in control of the Board of Directors of the Company. The period of time during which the Rights may be redeemed may be extended if no such change of control has occurred or if no person has become an Acquiring Person. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. The Board of Directors and the Company shall not have any liability to any person as a result of the redemption or exchange of the Rights pursuant to any provisions of the Rights Agreement.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including without limitation, the right to vote or to receive dividends. In addition, the Company will have no liability to holders of Rights or of the Common Shares for any failure to comply with the Rights Agreement during any period the Continuing Directors are unaware of the existence of the Acquiring Person.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission ("SEC") as an Exhibit to a Registration Statement on Form 8-A dated October 26, 1990 (the "1990 Form 8-A"). A copy of each of Amendment No. 1 and Amendment No. 2 to the Rights Agreement has been filed with the SEC as an Exhibit to two Forms 8-A/A amending the 1990 Form 8-A, one of which is dated July 25, 1995, and the other of which is dated February 22, 1999. A copy of the Rights Agreement and each of Amendment No. 1 and No. 2 thereto is available free of charge from the Company by contacting the Secretary of Apogee Enterprises, Inc., 7900 Xerxes Avenue South, Minneapolis, Minnesota 55431. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.